Exhibit 99.1

NASDAQ: LINE	NEWS RELEASE
LINN ENERGY PRICES $750 MILLION OF 6.50% SENIOR NOTES
HOUSTON, May 10, 2011 — LINN Energy, LLC (NASDAQ: LINE) and its wholly owned subsidiary, Linn Energy Finance Corp., announced today a private offering to eligible purchasers of $750 million in aggregate principal amount of 6.50% senior unsecured notes due 2019 at an offering price equal to 99.232% of par. LINN Energy intends to use the majority of the net proceeds from the notes offering to fund the pending Texas Panhandle acquisition and reduce debt under its revolving credit facility. The offering is expected to close May 13, 2011, subject to satisfaction of customary closing conditions.
The notes to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes will be offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act.
This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the notes nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
This press release includes “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include but are not limited to forward-looking statements about the offering, acquisitions, including the Texas Panhandle acquisition, and the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, hedging activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to the Company’s financial performance and results, availability of sufficient cash flow to pay distributions and execute its business plan, prices and demand for oil, natural gas and natural gas liquids, the ability to replace reserves and efficiently develop current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission. See “Risk Factors” in the Company’s Annual Report filed on Form 10-K and other public filings and press releases.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	LINN ENERGY, LLC Investors: Clay Jeansonne, Vice President — Investor Relations 281-840-4193 Media: Paula Beasley, Manager, Public Affairs & Communications 281-840-4183